Exhibit 99.1

Solana Company Executive Chairman’s Message: October 20th, 2025

NEWTOWN, Pa., Oct. 20, 2025 (GLOBE NEWSWIRE) – Today, Solana Company (NASDAQ: HSDT) released the following letter from the Executive Chairman:

We are excited to enter the next phase of our lifecycle with a strong capital base and expanded accessibility for investors.

This week will be remembered as a foundational moment for Solana Company (NASDAQ: HSDT). We have made the deliberate choice to move forward with our scheduled registration for resale of the shares purchased by investors in the recent private placement rather than delay it. Whereas some of our peers have decided to postpone it at the first sign of market volatility, we want to explain why we made this decision and why we feel it positions us for long-term success.

Transparency in Volatile Markets

Markets can be volatile, and digital asset treasury companies will continue to experience volatility with the broader macro market.

In this next phase, with the resale registration statement effective, HSDT will be one of the largest effective market cap Solana DATs and therefore a strong investible option for institutional investors looking for exposure to Solana. Since we have launched the Solana treasury, we have opened up a new menu of capital providers and capital raise opportunities. That’s why we believe it’s appropriate to reach market equilibrium now rather than postpone the inevitable. The pressure on our stock price that comes with the effectiveness of the resale registration statement will likely shake out weak hands, but we believe this will also establish a remaining foundation of committed long-term shareholders. We're delivering for our investors by registering their shares on time and leaving the choice in the hands of our investors, where it belongs. That's what good stewardship looks like.

If HSDT trades below its net asset value in the coming days or weeks, understand what that means: investors can buy one dollar of Solana for less than a dollar. HSDT is committed to doing the right thing to maximize shareholder value.

Our Conviction

This strategy demonstrates the conviction in Solana that we share with our shareholders. We plan to continue to demonstrate how HSDT can be an active accumulation vehicle that acquires more SOL per share than investors can achieve on their own. We believe we can generate 7%+ yield through sophisticated institutional-grade staking not accessible to individual investors. We also intend to leverage the capital markets to acquire additional Solana. Most importantly, we expect to deploy capital strategically during market dislocations.

This is precisely where our vehicle will differentiate itself. We believe we have the right team of leaders and advisors. When the non-believers are flushed out, HSDT can continue to accrete Solana per share. We can buy aggressively when others are fearful. We believe we can compound Solana per share holdings through disciplined capital allocation.

Looking Ahead

This week may test your conviction. However, we are confident that disciplined investors who understand our strategy will one day look back on this period as an inflection point. We’re attempting to build the Berkshire Hathaway of the Solana ecosystem – a vehicle that compounds shareholder value and trades at a premium, with a strong balance sheet, a clear strategy, and the expertise of a team that is experienced with DATs and is shareholder-aligned with meaningful ownership. Our success is intertwined with Solana's success, which is why we're committed to actively contributing to ecosystem growth.

We're playing the long game, and we're inviting you to join us. We're playing offense, not defense. Thank you for your trust and partnership.

-	Joseph Chee, Executive Chairman

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are statements other than historical facts and include, without limitation, statements regarding the potential for and amount of additional cash proceeds from warrant exercises, the anticipated use of proceeds from the announced Offering, future stockholder approvals, future announcements and priorities, expectations regarding management, corporate governance, market position, business strategies, future financial and operating performance, and other projections or statements of plans and objectives.

These forward-looking statements are based on current expectations, estimates, assumptions, and projections, and involve known and unknown risks, uncertainties, and other factors—many of which are beyond the Company’s control—that may cause actual results, performance, or achievements to differ materially from those expressed or implied by such statements. Important factors that may affect actual results include, among others, the Company’s ability to execute its growth strategy; its ability to raise and deploy capital effectively; developments in technology and the competitive landscape; the market performance of SOL; and other risks and uncertainties described under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 25, 2025, and in other subsequent filings with the SEC. These filings are available at www.sec.gov. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Solana Company

Solana Company (Nasdaq: HSDT) is a listed digital asset treasury dedicated to acquiring Solana (SOL), created in partnership with Pantera and Summer Capital. Focused on maximizing SOL per share by leveraging capital markets opportunities and onchain activity, Solana Company offers public market investors optimal exposure to Solana’s secular growth.

Media Contact

Solana Company	investorrelations@heliusmedical.com
Pantera Capital Management LP	ir@panteracapital.com press@panteracapital.com
Summer Capital Limited	pr@summer-cap.com

Additional Links

www.solanacompany.co/

linkedin.com/company/helius-solana-company

x.com/solana_company

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